EXHIBIT 99.1

PHARMOS CORPORATION
99 Wood Avenue South, Suite 311

Iselin, NJ 08830

AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS

June 13, 2006

Dear Pharmos Shareholder:

Over a year ago, we announced the goal of broadening our drug pipeline through the acquisition of strategically selected later-stage drug candidates. The sole purpose of this initiative has been to enhance the value of our Company to you, our shareholders.

In March 2006, we were pleased to announce that we had entered into an agreement to acquire Vela Pharmaceuticals Inc., a privately held drug development company (“Vela”) with several drug candidates in clinical development. We believe that the proposed Vela transaction addresses our strategic acquisition initiative and is a critical step in building the value of Pharmos’ stock.

Following our filing of a preliminary proxy statement with the U.S. Securities and Exchange Commission, we will set a date for a Special Meeting of Shareholders to approve the issuance of shares of our common stock in the Vela acquisition. Thereafter, you will receive our proxy materials seeking your vote.

MANAGEMENT URGES SHAREHOLDERS TO SUPPORT THE VELA ACQUISITION

WHY WE SELECTED VELA

Here are some of the key reasons why we seek your continuing support:

•

Vela has an attractive drug candidate pipeline with strong commercial potential. Vela’s lead drug, dextofisopam, has positive Phase 2 data to treat Irritable Bowel Syndrome (IBS). We believe this drug candidate has significant potential. It is estimated that IBS impairs 10% to 15% of the population with significant deficiencies in present treatment options. Vela’s additional attractive pipeline assets include VPI-013 for the treatment of female hypoactive sexual desire disorder.

•	Vela’s drug assets complement Pharmos. We anticipate that Vela’s drug candidates will advance, by several years, our progress towards developing a new drug with potential for commercialization.

•

The Vela acquisition will add prominent health care investors as shareholders and to our Board of Directors. If the Vela acquisition is completed, representatives from three well-known, industry-leading life science investors will join our Board of Directors, and our shareholder base will be strengthened with the addition of these investors. These investors have significant industry experience, and their agreement to accept a large portion of the purchase price in our common stock, rather than in cash, demonstrates their confidence in the future of our combined Company.

OPPOSITION TO THE VELA TRANSACTION BY DISSIDENT

SHAREHOLDERS

A few shareholders led by Lloyd I. Miller, III have announced their intention to attempt to block the Vela transaction by soliciting shareholders to vote against the proposal to issue shares of common stock in the Vela acquisition. Over the past few years, Mr. Miller has launched proxy fights in a number of companies to oppose decisions of their boards of directors and exhibits the pattern of a serial corporate dissident concerned only about his personal investment strategies.

Mr. Miller will attempt to persuade you that the Vela acquisition is against your interests as shareholders. However, Mr. Miller doesn’t appear to be giving any consideration to the potential benefits of the Vela acquisition – and Mr. Miller has offered no credible alternative to advance our clinical programs and strengthen our portfolio of drug assets.

Your management and Board of Directors is focused on building shareholder value based on their judgment as to the best interests of the Company and all shareholders as a whole; not just the personal investment opportunities of one individual.

PROTECT YOUR INVESTMENT BY STAYING INFORMED

You should evaluate the Vela acquisition on its merits after full consideration of all relevant information. In the coming weeks, you can expect to receive communications from both us and from Mr. Miller and his group. Our proxy statement and other proxy materials will contain important, detailed information about the Vela acquisition, your vote and other matters. We urge you to read our proxy materials in their entirety when they become available.

No action is required of you at the present time. If, however, you have any questions or would like assistance in understanding the process, please do not hesitate to contact Georgeson Shareholder Communications, the firm that will be assisting us in the solicitation of proxies, toll free at (800) 509-0957.

Sincerely Yours,

Haim Aviv, Ph.D.,	Alan L. Rubino,
Chairman of the Board and Chief Executive Officer	President and Chief Operating Officer

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials with the Securities and Exchange Commission (SEC) relating to a meeting of shareholders. Investors and security holders of Pharmos are urged to read these materials when they become available because they will contain important information about Pharmos, Vela and the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Pharmos in connection with the proposal to issue shares of our common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos’ common stock is set forth in Pharmos’ Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos’ executive officers and directors in the acquisition by reading the preliminary proxy statement and other information when it becomes available.